Exhibit 23.1

                     CONSENT OF PRICEWATERHOUSE COOPERS LLP


To the Board of Directors and
Stockholders of InterWorld Corporation



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.333-89969 and 333-89963) of InterWorld Corporation of our report dated February 7, 2000, relating to the financial statements of InterWorld Corporation as of and for the year ended December 31, 1999, which appears in the Form 10-K of InterWorld Corporation for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 7, 2000 relating to the financial statement schedule, which also appears in such Form 10-K of InterWorld Corporation.



PricewaterhouseCoopers LLP

New York, New York
February 7, 2000



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Exhibit 27.1

Financial Data Schedule for the year ended December 31, 1999


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